EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139435 on Form S-8 of our reports dated February 27, 2007, relating to the consolidated financial statements and financial statement schedule of Netlist, Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Netlist, Inc. for the year ended December 30, 2006.

CORBIN & COMPANY, LLP
Irvine, California
February 27, 2007